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                                   FORM 8-A/A

                                AMENDMENT NO. 2

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            MARSH SUPERMARKETS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

              Indiana                                       35-0918179
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(State of incorporation or organization)                  (I.R.S. Employer
                                                          Identification No.)

 9800 Crosspoint Boulevard, Indianapolis, Indiana           46256-3350
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(Address of Principal Executive Offices)                    (Zip Code)

If this form relates to the              If this form relates to the
registration of a class of securities    registration of a class of securities
pursuant to Section 12(b) of the         pursuant to Section 12(g) of the
Exchange Act and is effective pursuant   Exchange Act and is effective pursuant
to General Instruction A.(c), please     to General Instruction A.(d), please
check the following box. ( )             check the following box. (x)

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of Each Exchange on Which
 Title of Each Class to be Registered        Each Class is to be Registered
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       Securities to be registered pursuant to Section 12(g) of the Act:


                         Series A Junior Participating
                           Cumulative Preferred Stock
                                Purchase Rights
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                                (Title of class)
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The undersigned registrant hereby amends the following items and exhibits or other portions of its Registration Statement on Form 8-A as follows:

Item 1.           Description of Registrant's Securities to be Registered

Item 1 is hereby amended by adding the following paragraphs:

         Effective December 24, 1998, Marsh Supermarkets, Inc. (the "Company") amended and restated (the "Amended and Restated Rights Agreement") the Rights Agreement dated as of August 1, 1989, as amended on May 1, 1991 (the "Original Agreement"), between the Company and National City Bank as successor Rights Agent for Merchants National Bank & Trust Company of Indianapolis. The following paragraphs summarize the principal amendments to the Original Agreement effectuated through this amendment. Capitalized terms used without definition below have the meaning assigned to them in the Amended and Restated Rights Agreement.

         1. Extension of Term. The Amended and Restated Rights Agreement extends the Final Expiration Date from July 31, 1999 to December 24, 2008.

         2. Allowance for Inadvertent Acquisitions. The Amended and Restated Rights Agreement excludes from the definition of an Acquiring Person any Person who, in the good faith belief of the Company's Board of Directors, inadvertently becomes an Acquiring Person and who promptly thereafter divests themselves of a sufficient number of shares so as to no longer be an Acquiring Person.

         3. Removal of Independent Director Provisions. The Amended and Restated Rights Agreement deletes the term Independent Director in its entirety and, consistent therewith, removes from the Rights Agreement all reference to Independent Director decision-making, such decision-making now being vested in the Board of Directors.

         4. Purchase Price. The Purchase Price of a Right remains $65.00 per one one-hundredth of a share of Preferred Stock.

         The foregoing description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement.

Item 2.           Exhibits

                  1. Rights Agreement, dated August 1, 1989, between Marsh Supermarkets, Inc. and Merchants National Bank & Trust Company of Indianapolis, as Rights Agent, (incorporated by reference to Marsh Supermarkets, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 14, 1989).

                  2. Amendment No.1 to the Rights Agreement, dated May 1, 1991, between Marsh Supermarkets, Inc. and National City Bank as successor Rights Agent for Merchants National Bank & Trust Company of Indianapolis (incorporated
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                           by reference to Marsh Supermarkets, Inc.'s Annual
                           Report on Form 10-K, filed March 30, 1991).

                  3. Amended and Restated Rights Agreement, dated December 24, 1998 between Marsh Supermarkets, Inc. and National City Bank, as Rights Agent, including, Copy of Certificate of Designation, Preferences and Rights (Exhibit A), Form of Rights Certificate (Exhibit B) and Form of Summary of Rights (Exhibit
                           C) (incorporated by reference to Exhibit 99.2 to Marsh Supermarkets, Inc.'s Current Report on Form 8-K filed December 24, 1998).
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                                   SIGNATURE

         Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           MARSH SUPERMARKETS, INC.


                                           By: /s/ Don E. Marsh
                                               --------------------------------
                                                 Name:  Don E. Marsh
                                                 Title: Chairman of the Board,
                                                        President and Chief
                                                        Executive Officer


Dated: December 24, 1998
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                                 EXHIBIT INDEX


       1. Rights Agreement, dated August 1, 1989, between Marsh Supermarkets, Inc. and Merchants National Bank & Trust Company of Indianapolis, as Rights Agent, (incorporated by reference to Marsh Supermarkets, Inc.'s Quarterly Report on Form 10-Q for the quarter ended October 14, 1989).

       2. Amendment No.1 to the Rights Agreement, dated May 1, 1991, between Marsh Supermarkets, Inc. and National City Bank as successor Rights Agent for Merchants National Bank & Trust Company of Indianapolis (incorporated by reference to Marsh Supermarkets, Inc.'s Annual Report on Form 10-K, filed March 30, 1991).

       3. Amended and Restated Rights Agreement, dated December 24, 1998 between Marsh Supermarkets, Inc. and National City Bank, as Rights Agent, including Copy of Certificate of Designation, Preferences and Rights (Exhibit A), Form of Rights Certificate (Exhibit B) and Form of Summary of Rights (Exhibit C) (incorporated by reference to Exhibit 99.2 to Marsh Supermarkets, Inc.'s Current Report on Form 8-K filed December 24, 1998).